Exhibit 10.3

Execution Counterpart

Credit Agreement

Dated as of
August 10, 2011

among

Yuma Exploration and Production Company, inc.,
as Borrower,

Amegy Bank National Association,
as Administrative Agent,

and

The Lenders Party Hereto

Sole Lead Arranger and Sole Bookrunner

Amegy Bank National Association

i

ii

iii

Section 12.09.	Governing Law; Jurisdiction; Consent to Service of Process	81
Section 12.10.	Headings	81
Section 12.11.	Confidentiality	81
Section 12.12.	Interest Rate Limitation	83
Section 12.13.	EXCULPATION PROVISIONS	83
Section 12.14.	Collateral Matters; Swap Agreements; Cash Management Agreements	83
Section 12.15.	No Third Party Beneficiaries	84

ARTICLE XIII
Arbitration

Section 13.01.	Dispute Resolution	84
Section 13.02.	Jury Trial Waiver; Class Action Waiver	84
Section 13.03.	Arbitration	84
Section 13.04.	Reliance	99

ARTICLE XIV
Notices

Section 14.01.	USA Patriot Act Notice	85
Section 14.02.	ENTIRE AGREEMENT	85

iv

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Affidavit of Payment of Trade Bills
Exhibit H	Property Certificate
Exhibit I	Reconciliation Schedule

Schedule 7.05	Litigation
Schedule 7.06	Environmental
Schedule 7.12	Insurance
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.15	Locations
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Existing Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.03	Existing Liens
Schedule 9.05	Investments

v

THIS CREDIT AGREEMENT dated as of August 10, 2011 is among YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a corporation duly formed and existing under the laws of the State of Delaware (the "Borrower"); each of the Lenders from time to time party hereto; and AMEGY BANK NATIONAL ASSOCIATION (in its individual capacity, "Amegy Bank"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

RECITALS

A.          The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B.          The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C.          In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters

Section 1.01.          Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02.          Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

"Act" has the meaning set forth in Section 14.01.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Administrative Agent" has the meaning set forth in the Preamble.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

"Administrator" has the meaning set forth in Section 13.03.

"Affected Loans" has the meaning assigned such term in Section 5.05.

"Affidavit of Payment of Trade Bills" has the meaning assigned such term in Section 6.01(n).

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agents" means, collectively, the Administrative Agent and other agents subsequently named; and "Agent" shall mean either the Administrative Agent or such other agent, as the context requires.

"Aggregate Maximum Credit Amounts" at any time shall equal the sum of the Maximum Credit Amounts of the respective Lenders, as the same may be reduced or terminated pursuant to Section 2.06. The initial Aggregate Maximum Credit Amount is $125,000,000.

CREDIT AGREEMENT – Page 1

"Agreement" means this Credit Agreement with Schedules and Exhibits, as the same may from time to time be amended, modified, supplemented or restated.

"Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Amegy Bank" has the meaning set forth in the Preamble.

"Applicable Margin" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid

Level	Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans	Commitment Fee Rate	Letter of Credit Fee
1	<25%	2.750%	0.500%	0.500%	2.000%
2	>25% <50%	3.000%	0.750%	0.500%	2.000%
3	>50% <75%	3.250%	1.000%	0.500%	2.000%
4	>75%	3.500%	1.250%	0.500%	2.000%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the "Applicable Margin" means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level until such time as such Reserve Report has been delivered.

"Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender's Maximum Credit Amount as such percentage is set forth on Annex I or in any Assignment and Assumption pursuant to which any Lender became a party hereto, as may be adjusted pursuant to any assignment or amendment to this Agreement. If the Maximum Credit Amounts have terminated or expired, the Applicable Percentages shall be determined based upon the Maximum Credit Amounts most recently in effect, giving effect to any assignments.

"Approved Counterparty" means any counterparty to a Swap Agreement with the Borrower or any Subsidiary that is (a) a Lender or any Affiliate of a Lender, or (b) BP North America Inc., or (c) any other Person engaged in the business of writing Swap Agreements whose long term senior unsecured debt rating is BBB by S&P or Moody's (or their equivalent) or higher and that is acceptable to the Administrative Agent, or (c) any other Person from time to time approved by the Majority Lenders.

"Approved Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Approved Petroleum Engineers" means any independent petroleum engineers acceptable to the Administrative Agent.

"Arbitration Order" has the meaning set forth in Section 13.02.

"Arranger" means Amegy Bank, in its capacities as the sole lead arranger and sole bookrunner hereunder.

"ASC 815" means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

CREDIT AGREEMENT – Page 2

"Asset Disposition" means the sale, assignment, lease, license, transfer, exchange or other disposition by any Loan Party of any Oil and Gas Property included in the Borrowing Base, provided that the sale of the Hydrocarbons in the ordinary course of business shall not be deemed to be an Asset Disposition.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

"Availability Period" means the period from and including the Effective Date to but excluding the Termination Date.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

"Borrower" has the meaning set forth in the Preamble.

"Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

"Borrowing Base" has the meaning set forth in Section 2.07.

"Borrowing Base Deficiency" occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

"Borrowing Base Utilization Percentage" means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

"Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

"Capital Expenditures" means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that are capital in nature and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

"Capital Leases" means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

"Cash Collateralize" means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

CREDIT AGREEMENT – Page 3

"Cash Management Party" means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

"Casualty Event" means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $500,000.

"Change in Control" means the holders of the Equity Interests of such Person as of the date hereof cease to own and control, directly or indirectly, at least 66.67% of such Person's Equity Interests.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a "Change in Law", regardless of the date enacted, adopted or issued.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

"Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), and "Commitments" means the aggregate amount of the Commitments of all of the Lenders. The amount representing each Lender's Commitment shall at all times be the lesser of such Lender's Maximum Credit Amount and such Lender's Applicable Percentage of the then effective Borrowing Base.

"Commitment Fee Rate" has the meaning set forth in the definition of "Applicable Margin".

"Consolidated Subsidiaries" means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 25% or more of the Equity Interests having ordinary voting power for the election of the managers or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to "control" such other Person. "Controlling" and "Controlled" have meanings correlative thereto.

CREDIT AGREEMENT – Page 4

"Debt" means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers' acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable (other than through endorsement of negotiable instruments for collection in the ordinary course of business) in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulting Lender" means, subject to Section 2.11(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

"Dispute" has the meaning set forth in Section 13.03.

CREDIT AGREEMENT – Page 5

"Disqualified Capital Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in the case of each of the foregoing, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

"dollars" or "$" refers to lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

"EBITDA" means, for any twelve-month period (except as otherwise expressly provided) ending on the last day of any fiscal quarter, consolidated net income, excluding any non-cash revenue or expense associated with Swap Agreements resulting from ASC 815, plus without duplication and to the extent deducted from revenues in determining consolidated net income, the sum of (a) the aggregate amount of consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depletion, depreciation and amortization for such period, and (d) all other non-cash charges, all determined on a consolidated basis with respect to Borrower and its Subsidiaries in accordance with GAAP, using the results of the twelve-month period ending with that reporting period (except as otherwise herein provided).

"Effective Date" means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

"Eligible Assignee" means (subject to the proviso below) (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, (1) the Borrower shall have deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (2) the consent of the Administrative Agent and the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of Loans if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, (3) "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries, and (4) the Borrower's consent shall not be required during the primary syndication of the Loans.

"Engineering Reports" has the meaning assigned such term in Section 2.07(c)(i).

"Environmental Laws" means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA and the term "oil and gas waste" shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code ("Section 91.1011"); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste," "disposal" or "oil and gas waste" which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

CREDIT AGREEMENT – Page 6

"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

"ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

"ERISA Event" means (a) a "Reportable Event" described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Eurodollar" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Event of Default" has the meaning assigned such term in Section 10.01.

"Excepted Liens" means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (b) Liens arising as a matter of law in the ordinary course of business or incidental to the operation of the Properties, including Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (c) statutory landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, exploration agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established and maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) survey exceptions, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) minor defects and irregularities in title to any Property which do not secure any monetary obligations and which in the aggregate do not materially impair use of such Property for the purposes for which such Property is held by the Borrower and any Subsidiary or materially impair the value of such Property subject thereto; (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (i) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further that Liens described in clauses (a) through (e) shall remain "Excepted Liens" only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

CREDIT AGREEMENT – Page 7

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

"Existing Credit Agreement" means that certain Loan Agreement originally dated June 8, 2010, by and between the Borrower and Whitney Bank, as amended.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Financial Officer" means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

"Financial Statements" means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

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"Fronting Exposure" means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender's Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities.

"Future Acquisition Documents" has the meaning assigned such term in Section 2.10(a).

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

"Governmental Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

"Guarantors" means (a) The Yuma Companies, Inc., the parent of Borrower, (b) each other Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b), and (c) each other Person that guarantees the Indebtedness.

"Guaranty Agreement" means an agreement executed by one or more of the Guarantors in form and substance satisfactory to the Administrative Agent, unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

"Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

"Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases (excluding coal and timber), or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless other indicated herein, each reference to the term "Hydrocarbon Interests" shall mean Hydrocarbon Interests of the Borrower and its Subsidiaries.

"Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term "Hydrocarbons" shall mean Hydrocarbons of the Borrower and its Subsidiaries.

"Indebtedness" means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Lender or any Affiliate of a Lender under any Lender Swap Agreement (which shall be deemed to be the Swap Termination Value as of the date the amount of Indebtedness is being determined); (c) to any Cash Management Party under any Secured Cash Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above.

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"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitees" has the meaning set forth in Section 12.03(b).

"Information" has the meaning set forth in Section 12.11.

"Initial Reserve Report" means the report of Pressler Petroleum Consultants, Inc. dated as of July 1, 2011.

"Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

"Interest Expense" means, for any period, the sum (determined without duplication) of the gross interest expense of the Borrower for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, minus (i) the portion of any payments or accruals under Synthetic Leases allocable to interest expense, and (ii) and any imputed interest pursuant to asset retirement obligations whether or not the same constitutes interest expense under GAAP.

"Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

"Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

"Interim Redetermination" has the meaning assigned such term in Section 2.07(b).

"Interim Redetermination Date" means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

"Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Persons; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

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"Issuing Bank" means Amegy Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"LC Collection Account" has the meaning assigned such term in Section 2.08(j).

"LC Commitment" at any time means $2,000,000.

"LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

"Lender Swap Agreement" means any Swap Agreement between the Borrower or any Subsidiary and any Swap Lender.

"Lenders" means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto.

"Letter of Credit" means any letter of credit issued pursuant to this Agreement.

"Letter of Credit Agreements" means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower (whether for itself or any Subsidiary as the account party), with the Issuing Bank relating to any Letter of Credit.

"LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term "Lien" shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries, as applicable, shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

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"Loan Documents" means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Affidavit of Payment of Trade Bills, the Property Certificate, the Reconciliation Schedule, and the Security Instruments, together with any and all renewals, extensions and restatements of, and amendments and modifications to, any such agreements, documents and instruments, but excluding any Lender Swap Agreements.

“Loan Parties” means, collectively, the Borrower and each Person (other than the Administrative Agent, the Arranger, the Issuing Bank, or any Lender) executing a Loan Document including, without limitation, each Guarantor and each Person executing a Security Instrument.

"Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

"Majority Lenders" means, at any time, Lenders having Loans, LC Exposure and unused Commitments representing more than 51% of the sum of all Loans outstanding, LC Exposure and unused Commitments at such time (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Loans, LC Exposure and Commitment of any Defaulting Lender shall be disregarded for purposes of making a determination of Majority Lenders.

"Material Adverse Effect" means (a) a material adverse change in, or material adverse effect on (i) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (iii) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document, or (b) any disruption in, or adverse change to the condition of, the financial, banking or capital markets generally or the markets for loans or debt securities.

"Material Gas Imbalance" means, with respect to all gas balancing agreements to which the Borrower or any Subsidiary is a party or by which any mineral interest owned by the Borrower or any Subsidiary is bound, a net gas imbalance to the Borrower or any Subsidiary, individually or taken as a whole in excess of $500,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in Btu's per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation.

"Material Indebtedness" means Debt (other than the Loans and Letters of Credit but including obligations in respect of one or more Swap Agreements) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $250,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

"Maturity Date" means August 10, 2015.

"Maximum Credit Amount" means, as to each Lender, the amount set forth opposite such Lender's name on Annex I under the caption "Maximum Credit Amounts", as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

"Minimum Collateral Amount" means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 50% of the Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

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"Monthly Reduction Amount" has the meaning assigned such term in Section 2.07(e).

"Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

"Mortgaged Property" means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

"Mortgages" means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, assignments of proceeds of production, security documents and the like (including all amendments, modifications and supplements thereto) delivered pursuant to this Agreement.

"Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.

"New Borrowing Base Notice" has the meaning assigned such term in Section 2.07(d).

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

"Notes" means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

"OFAC" has the meaning set forth in Section 7.22.

"Oil and Gas Properties" means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term "Oil and Gas Properties" shall mean Oil and Gas Properties of the Borrower and its Subsidiaries.

"Organizational Documents" mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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"Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

"Participant" has the meaning set forth in Section 12.04(c)(i).

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Plan" means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

"Pledge Agreements" means one or more pledge agreements in form and substance satisfactory to the Administrative Agent pursuant to which the Equity Interests of a Subsidiary are pledged to the Administrative Agent for the ratable benefit of the Lenders to secure the payment of the Indebtedness and the reimbursement of obligations under the Letters of Credit, as such agreements may be amended, modified or supplemented from time to time.

"Prime Rate" means a fluctuating rate of interest equal to the highest quoted annual rate of interest which is published from time to time in the "Money Rates" section of The Wall Street Journal as the prime rate (or, if such source is not available, such alternate source as determined by the Administrative Agent), as adjusted from time to time in the Administrative Agent's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal. Interest will accrue on any non-banking day at the rate in effect on the immediately preceding banking day.

"Projected Production" means, for any calendar month, the internally forecasted, reasonably anticipated projected production of crude oil, natural gas and natural gas liquids from all Oil and Gas Properties of the Borrower and its Subsidiaries for such calendar month, as determined by the Administrative Agent or the Majority Lenders.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

"Property Certificate" has the meaning assigned such term in Section 6.01(o).

"Proposed Borrowing Base" has the meaning assigned to such term in Section 2.07(c)(i).

"Proposed Borrowing Base Notice" has the meaning assigned to such term in Section 2.07(c)(ii).

"Proved Developed Producing Reserves" means Proved Reserves which are categorized as both "Developed" and "Producing" in the Reserve Definitions.

"Proved Reserves" means "Proved Reserves" as defined in the Reserve Definitions.

"Recognized Value" means the value determined by the Lenders attributed to the Oil and Gas Properties in the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such interests and the other standards specified in Section 2.07.

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"Reconciliation Schedule" has the meaning assigned such term in Section 6.01(p).

"Redemption" means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. "Redeem" has the correlative meaning thereto.

"Redetermination Date" means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

"Register" has the meaning assigned such term in Section 12.04(b)(iv).

"Regulation D" means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

"Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective partners, directors, managers, officers, employees, agents, trustees, administrators, representatives and advisors (including attorneys, accountants and experts) of such Person and such Person's Affiliates.

"Remedial Work" has the meaning assigned such term in Section 8.10(a).

"Reserve Definitions" means, at any time, the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at such time and acceptable to the Administrative Agent.

"Reserve Report" means the Initial Reserve Report and each other report, in form and substance satisfactory to the Administrative Agent, setting forth the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon the economic and pricing assumptions consistent with the Administrative Agent's lending requirements at the time.

"Responsible Officer" means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property other than dividends payable solely in Equity Interests of such Person) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.

"Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans and its LC Exposure at such time.

"Scheduled Redetermination" has the meaning assigned such term in Section 2.07(b).

"Scheduled Redetermination Date" means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

"SEC" means the Securities and Exchange Commission or any successor Governmental Authority.

"Secured Cash Management Agreement" means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Party.

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"Secured Parties" means the Administrative Agent, each Lender, each Swap Lender and each Cash Management Party.

"Security Agreements" means one or more security agreements in form and substance satisfactory to the Administrative Agent pursuant to which a security interest in all of the assets of the Borrower or a Subsidiary is granted to the Administrative Agent for the ratable benefit of the Lenders to secure the payment of the Indebtedness and the reimbursement of obligations under the Letters of Credit, as such agreements may be amended, modified or supplemented from time to time.

"Security Instruments" means the Guaranty Agreements, the Security Agreements, the Pledge Agreements, the Mortgages, and other agreements, instruments or certificates described or referred to in Exhibit E-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Lender Swap Agreements and participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for or to guarantee the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, Yuma Production 1985, Ltd. shall not be deemed to be a Subsidiary for purposes of this Agreement and the other Loan Documents.

"Swap Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward sale of production, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

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"Swap Lender" means any Person that is a counterparty to a Swap Agreement with the Borrower or any Subsidiary that is (a) an Approved Counterparty that has entered into an intercreditor agreement acceptable to the Majority Lenders, and (b) a Lender or an Affiliate of a Lender or was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into.

"Swap Termination Value" means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

"Synthetic Lease" means, as to any Person, any lease (including a lease that may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the Property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Date" means the earlier of the Maturity Date and the date of termination of the Commitments.

"Transactions" means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor's grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

"Type" when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

"Wholly-Owned Subsidiary" means (a) any Subsidiary of which all of the outstanding Equity Interests, on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries or (b) if permitted by this Agreement, any Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

Section 1.03.          Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a "Eurodollar Loan" or a "Eurodollar Borrowing").

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Section 1.04.          Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law or regulation shall be construed as referring to such law or regulation as amended, modified, codified, supplemented or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) except as otherwise specified herein, with respect to the determination of any time period, the word "from" means "from and including" and the word "to" means "to and including", (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (g) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including, cash, securities, accounts and contract rights. References in this Agreement and the other Loan Documents to "reasonable", "reasonably" and words of similar import when applied to any request or demand which the Lender is permitted to make hereunder or under any other Loan Document or as applied to a determination of the reasonableness of the amount or the incurrence of any expense shall be interpreted and construed from the perspective of a lender in a senior credit facility where such lender is regulated by various governmental agencies, seeks a high level of assurance regarding the operations, collateral position, condition (financial or otherwise) and Properties of the Borrower and other Persons guaranteeing or otherwise connected to such facility and seeks a high level of assurance and advice regarding its rights and duties under the Loan Documents, and the Borrower and any other Person guaranteeing or otherwise connected to such facility shall comply with such request or demand or accept such determination unless the Borrower or such other Person proves that such request, demand or determination is or was unreasonable.

For purposes of Section 10.01, a breach of a financial covenant contained in Section 9.01 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or as of the last date of any specified measuring period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to the Administrative Agent and the Lenders.

Section 1.05.          Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower's independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06.          Amounts of Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07.          Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or releases of liability.

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ARTICLE II
The Credits

Section 2.01.          Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02.          Loans and Borrowings.

(a)          Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

(b)          Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $100,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)          Notes. The Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender's Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender (or at the option of each Lender, a modification of the existing Note payable to the order of such Lender) in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

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Section 2.03.          Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

(ii)          the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

(v)          the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)          the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

Section 2.04.          Interest Elections.

(a)          Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

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(c)          Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. If such Interest Election Request does not specify a Type, then the Borrower shall be deemed to have selected a Type of ABR Borrowing.

(d)          Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)          Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05.          Funding of Borrowings.

(a)          Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

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(b)          Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Loans, prior to 12:00 noon on the date of the proposed Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06.          Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)          Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)          Optional Termination and Reduction of Aggregate Credit Amounts.

(i)          The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.

(ii)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender's Applicable Percentage.

Section 2.07.          Borrowing Base.

(a)          Initial Borrowing Base. The term "Borrowing Base" means, as of the date of the determination thereof, the designated loan value as calculated by the Lenders in their sole discretion assigned to the discounted present value of future net income accruing to the Mortgaged Property, based upon the Lenders' in-house evaluation of the Mortgaged Property. The Lenders' determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan amount) which the Borrower acknowledges to be essential for the adequate protection of the Lenders. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $20,000,000.

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(b)          Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a "Scheduled Redetermination"), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on March 1st and September 1st of each year, commencing March 1, 2012. In addition, the Borrower may, by notifying the Administrative Agent thereof, twice during any twelve month period, and the Administrative Agent may twice during the twelve month period following the closing date and one time during any twelve month period thereafter, at the direction of the Majority Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an "Interim Redetermination") in accordance with this Section 2.07. In addition, the Administrative Agent may, by notifying the Borrower thereof, elect to cause an Interim Redetermination of the Borrowing Base any time (i) a prepayment made by the Borrower pursuant to Section 3.04(c)(iv) exceeds five percent (5%) of the Borrowing Base then existing at the time of prepayment, and (ii) any time the Recognized Value of the assets included in an Asset Disposition permitted by Section 9.12(d) exceeds twenty percent (20%).

(c)          Scheduled and Interim Redetermination Procedure.

(i)          Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the "Engineering Reports"), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the "Proposed Borrowing Base") based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

(ii)          The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the "Proposed Borrowing Base Notice"):

(A)          in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before the March 1st and September 1st of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i), and in any event, within thirty (30) days after the Administrative Agent has received the required Engineering Reports; and

(B)          in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

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(iii)          Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Majority Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Majority Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Majority Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, the Proposed Borrowing Base, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders or the Majority Lenders, as applicable, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d)          Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Majority Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the "New Borrowing Base Notice"), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i)          in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the March 1st or September 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)          in the case of an Interim Redetermination, on the Business Day next following delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.13(c) or Section 9.12, whichever occurs first.

(e)          Borrowing Base Reductions.

(i)          At the time of any Scheduled Redetermination or Interim Redetermination, Lenders reserve the right to establish an amount (the "Monthly Reduction Amount") by which the Borrowing Base shall be automatically reduced effective on the first day of each successive calendar month until the next Borrowing Base redetermination. Lenders' determination of the Monthly Reduction Amount shall be made in accordance with the standards specified in Section 2.07(a) hereof and the procedures specified in Section 2.07(c) hereof. Initially, the Monthly Reduction Amount will be set at zero dollars ($0). If a Borrowing Base Deficiency exists solely because of the reduction of the Borrowing Base by the Monthly Reduction Amount, Borrower shall promptly make a single lump sum payment in an amount equal to the Borrowing Base Deficiency.

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(ii)          If any Swap Agreement is terminated or not fully performed for any reason, the Borrowing Base shall be reduced by the amount of the Recognized Value given such Swap Agreement in the then current Borrowing Base as determined by the Administrative Agent or the Majority Lenders in their discretion in accordance with the standards set forth in Section 2.07(a). Any such redetermination shall not be considered a special determination requested by the Administrative Agent within the meaning specified in Section 2.07(b).

(iii)          The Borrowing Base shall be reduced in the event of an Asset Disposition as provided in Section 9.12(d). Any such redetermination shall not be considered a special determination requested by the Administrative Agent within the meaning of Section 2.07(b).

(iv)          The Borrowing Base may be reduced as provided in Section 8.13(c).

Section 2.08.          Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that (i) the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof and (ii) the minimum amount of any such Letter of Credit shall be $20,000. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)          requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)          specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)          specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)          specifying the amount of such Letter of Credit;

(v)          specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)          specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

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If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit.

(c)          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $50,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f)          Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

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(i)          Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateral - Default. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent (the "LC Collection Account"), in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on the LC Collection Account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the LC Collection Account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower's obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower's and the Guarantors' obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collection Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collection Account. Moneys in the LC Collection Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount in cash collateral hereunder as a result of any prepayment pursuant to Section 3.04(c) and the Borrower is not otherwise required to pay to the Administrative Agent an amount equal to the LC Exposure as a result of the occurrence of an Event of Default, then if the total Revolving Credit Exposure is reduced (whether pursuant to Section 3.04(a), the expiration of Letters of Credit or otherwise) and/or the Borrowing Base is increased in accordance with Section 2.07, as a result of which a Borrowing Base Deficiency no longer exists and so long no Default has occurred and is continuing, the Administrative Agent shall return to the Borrower such amount but only to the extent that the then effective Borrowing Base exceeds the total Revolving Credit Exposures by not less than $100,000.

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(k)          Cash Collateral – Defaulting Lender. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank's Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.11(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i)          Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such cash collateral as security for the Defaulting Lenders' obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that cash collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such cash collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).

(ii)          Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.08(k) or Section 2.11 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of LC Exposure (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the cash collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)          Termination of Requirement. Cash collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank's Fronting Exposure shall no longer be required to be held as cash collateral pursuant to this Section 2.08(k) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral; provided that, subject to Section 2.11, the Person providing cash collateral and the Issuing Bank may agree that cash collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such cash collateral was provided by the Borrower, such cash collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.09.          Collateral.

(a)          Mortgaged Property. The payment and performance of the Notes and all of the other Indebtedness hereunder and under the Loan Documents and under the Lender Swap Agreements, and the reimbursement obligations under the Letters of Credit, shall be secured by a first and superior Lien against the interest of the Borrower and each Subsidiary in their Oil and Gas Properties which represents at least 80% of the Recognized Value of all of their Oil and Gas Properties, pursuant to the terms of one or more Mortgages in favor of the Administrative Agent for the ratable benefit of the Lenders, which Mortgages shall be satisfactory in form and substance to the Administrative Agent.

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(b)          Personal Property. The payment and performance of the Notes and all of the other Indebtedness hereunder and under the Loan Documents, and under the Lender Swap Agreements and the reimbursement obligations under the Letters of Credit, shall be secured by a first priority Lien against the personal property assets of the Borrower and each Subsidiary pursuant to one or more Security Agreements.

(c)          Guarantees and Pledges of Equity Interests. The payment and performance of the Notes and all of the other Indebtedness hereunder and under the Loan Documents, and under the Lender Swap Agreements and the reimbursement obligations under the Letters of Credit, (A) shall be unconditionally guaranteed by each Subsidiary pursuant to one or more Guaranty Agreements, and (B) shall be secured by a first priority Lien against the Equity Interests of each Subsidiary pursuant to a Pledge Agreement. Reference is made to Section 8.14 of this Agreement for further provisions with respect to additional Guarantors and additional collateral.

(d)          Negative Pledge. The Borrower agrees that, for so long as any part of the Indebtedness of Borrower owed to Lenders hereunder remains outstanding, the Borrower will not, without first obtaining the prior written consent of Administrative Agent, create or permit any Lien of any kind to exist on or against any of the Borrower's Oil and Gas Properties that are not covered by a Mortgage, except Liens permitted in Section 9.03.

Section 2.10.          Additional Conditions for Future Acquisitions. The obligation of the Lenders to make Loans to the Borrower for the future acquisition of interests in Oil and Gas Properties shall be further subject, on the funding date, to the satisfaction (in the opinion of the Administrative Agent), unless waived in writing by the Administrative Agent, of each of the following conditions:

(a)          Future Acquisition Documents. The Administrative Agent shall have received (i) a true and complete executed copy of each of the acquisition documents for such transaction (the "Future Acquisition Documents"); (ii) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the Properties subject to the Future Acquisition Documents; and (iii) such other related documents and information as the Administrative Agent shall have requested with respect to the transaction contemplated by the Future Acquisition Documents.

(b)          Certificates. Lender shall have received a certificate of the Borrower certifying (i) that Borrower is concurrently consummating the acquisition contemplated by the Future Acquisition Documents and all material conditions precedent thereto have been satisfied in all material respects by all of the parties thereto; (ii) as to the amount of the final purchase price for the Properties subject to the Future Acquisition Documents after giving effect to all adjustments as of the closing date as contemplated by the Future Acquisition Documents and specifying, by category, the amount of such adjustment; (iii) that attached thereto is a true and complete list of all of the Properties subject to the Future Acquisition Documents which are being acquired by the Borrower; (iv) that attached thereto is a true and complete list of Properties subject to the Future Acquisition Documents which have been excluded from the acquisition pursuant to the terms of the Future Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental, (4) casualty loss, or (5) other (which is to be explained); (v) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents for which any seller has elected to cure a title defect, specifying the nature of that title defect and the time frame within which it is expected to be cured, (vi) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents for which any seller has elected to remediate an adverse environmental condition; and (vii) that attached thereto is a true and complete list of all Properties subject to the Future Acquisition Documents which are currently pending final decision by a third party regarding purchase of such Property in accordance with any preferential right. The Borrower shall deliver a preliminary draft of such certificate not less than three (3) days prior to the proposed closing of the acquisition. In addition, if requested by the Administrative Agent, the Borrower shall provide the Property Certificate in the form of Exhibit G, the Reconciliation Schedule in the form of Exhibit H and the Affidavit of Payment of Trade Bills in the form of Exhibit I.

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(c)          Mortgage of Acquired Properties. The Borrower shall have mortgaged the Properties acquired by the Future Acquisition Documents to the Administrative Agent pursuant to the terms of one or more Mortgages. In connection therewith, the Administrative Agent shall have received evidence satisfactory to it that all liens against such Properties have been released or terminated and that arrangements satisfactory to the Administrative Agent have been made for recording and filing of such releases.

(d)          Title Assurances. The Borrower shall have delivered to the Administrative Agent title information and data acceptable to the Administrative Agent relating to title to the Mineral Interests in the Properties being acquired pursuant to the Future Acquisition Documents. These title assurances shall include a title indemnity, and such post closing title work as the Administrative Agent may request.

Section 2.11.          Defaulting Lenders.

(a)          Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)          Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.08(k); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.08(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.11(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.11(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)          Certain Fees.

(A)           No Defaulting Lender shall be entitled to receive any commitment fee under Section 3.05(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive fees under Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has Cash Collateralized Fronting Exposure pursuant to Section 2.08(k).

(C)          With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Maximum Credit Amount. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)          Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank's Fronting Exposure in accordance with the procedures set forth in Section 2.08(k).

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.11(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

CREDIT AGREEMENT – Page 32

(c)          New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01.          Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02.          Interest.

(a)          ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)          Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate. Notwithstanding the foregoing, (i) if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then, at the option of the Majority Lenders, all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, and (ii) during any Borrowing Base Deficiency (after the expiration of the 30-day or 90-day period provided in Section 3.04(c)(ii), as applicable), all Loans outstanding at such time shall bear interest, after as well as before judgment, at the rate then applicable to such Loans, plus the Applicable Margin, if any, plus an additional two percent (2%), but in no event to exceed the Highest Lawful Rate.

(d)          Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

CREDIT AGREEMENT – Page 33

(f)          No Fees Paid to Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, then all fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

Section 3.03.          Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)          the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and shall be deemed to be a request for an ABR Borrowing), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04.          Prepayments.

(a)          Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)          Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m. Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and by any break funding payments as required by Section 5.02.

(c)          Mandatory Prepayments.

(i)          If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

CREDIT AGREEMENT – Page 34

(ii)          If, upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or pursuant to Section 8.13(c), a Borrowing Base Deficiency exists, then the Borrower shall either prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, or provide additional Mortgaged Property to secure Indebtedness having a fair market value equal to or greater than the amount of such Borrowing Base Deficiency (or the remaining balance of such Borrowing Base Deficiency after any prepayments), and if any Borrowing Base Deficiency remains after prepaying all of the Borrowings or providing additional Mortgaged Property as a result of any LC Exposure, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make any such principal prepayment or deposit of cash collateral in an amount equal to such Borrowing Base Deficiency within 90 days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, and/or to provide additional Mortgaged Property within 90 days following its receipt of such New Borrowing Base Notice or the date such adjustment occurs; provided that all payments and/or deposits required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii)          If, upon any adjustments to the Borrowing Base pursuant to Section 9.12, a Borrowing Base Borrowing Base Deficiency exists, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives cash proceeds as a result of such disposition; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv)          If any Swap Agreement is closed out and the Swap Termination Value determined in accordance therewith is paid to the Borrower or any Subsidiary, then (A) the Borrower shall prepay the Borrowings in an aggregate principal amount equal to such Swap Termination Value, and (B) if any excess remains after prepaying all such Borrowings, the Borrower shall then pay to the Administrative Agent on behalf of all of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date it or any Subsidiary receives the cash payment of the Swap Termination Value for the closed out Swap Agreement.

(v)          Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(vi)          Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)          No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)          No Effect on Swap Agreements. Prepayments permitted or required under this Section 3.04 shall not affect the Borrower's obligation to continue making payments under any Swap Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Swap Agreement.

CREDIT AGREEMENT – Page 35

Section 3.05.          Fees.

(a)          Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall be equal to the greater of $350 or the Applicable Margin on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)          Borrowing Base Increase Fee. The Borrower agrees to pay the Administrative Agent for the account of each Lender a fee for each incremental increase in the new Borrowing Base over the previously existing Borrowing Base. The amount of each such fee shall be three quarters of one percent (0.75%) of the incremental increase. There shall be no obligation imposed upon the Borrower to accept any Proposed Borrowing Base that would increase the Borrowing Base. However, if the Borrower accepts the increase in the Borrowing Base, the fee shall be due and payable immediately and without regard as to the whether the Borrower ever borrows the increased amount available under such new Borrowing Base. The determinations of when a fee is due and payable shall be made by the Administrative Agent and shall be conclusive and binding upon the parties absent manifest error.

CREDIT AGREEMENT – Page 36

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Payments

Section 4.01.         Payments Generally; Pro Rata Treatment; Sharing of Payments.

(a)          Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 a.m. Houston Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)          Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower, each Subsidiary and each Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower, each Subsidiary and each Guarantor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower, each Subsidiary and each Guarantor in the amount of such participation.

CREDIT AGREEMENT – Page 37

Section 4.02.         Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.          Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.04.          Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower's or each Guarantor's interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01.          Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)         subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.03 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)         impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

CREDIT AGREEMENT – Page 38

(b)          Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender's or the Issuing Bank's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then such nine-month period referred to above shall be extended to include the period of retroactive effect).

Section 5.02.         Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

CREDIT AGREEMENT – Page 39

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03.         Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) preceding, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent.

(e)          Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)          Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

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Section 5.04.         Mitigation Obligations; Replacement of Lenders.

(a)          Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or gives a notice pursuant to Section 5.05, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, and in each case of (i) or (ii) above, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) preceding, or (iii) any Lender is a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04(b)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and paid to the Administrative Agent the assignment fee specified in Section 12.04, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter, and (iv) such assignment does not conflict with the applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05.          Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the "Affected Loans") until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its ABR Loans.

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ARTICLE VI
Conditions Precedent

Section 6.01.         Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)          The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, (1) an upfront fee to each Lender in an amount equal to 75 basis points of its allocated amount of the Borrowing Base established as of the closing date of this Agreement, and (2) to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Winstead PC, counsel to the Administrative Agent).

(b)          The Borrower shall have deposited $5,000 with Winstead PC, counsel for the Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of the Mortgages, as provided pursuant to Section 12.03(a). If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by Borrower pursuant to Section 12.03(a).

(c)          The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or other duly authorized officer satisfactory to the Administrative Agent of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors or board of managers (or equivalent body) or its managing member authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or certificate of formation and partnership agreement or certificate of formation and limited liability company agreement (as the case may be) of the Borrower, and each Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(d)          The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(e)          The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f)           The Administrative Agent shall have received duly either executed Notes payable to the order of each Lender in a principal amount equal to its Maximum Credit Amount dated as of the date hereof or modifications of existing Notes to reflect the Maximum Credit Amount of each Lender requesting a modification instead of a new Note, as applicable.

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(g)          The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit E-1. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)          be satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a), (b), (c) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total Recognized Value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and

(ii)          have received certificates, together with undated, blank stock powers (if applicable) for each such certificate, representing all of the certificated issued and outstanding Equity Interest of each Person the Equity Interest of which are required to be pledged pursuant to the Loan Documents.

(h)         The Administrative Agent shall have received an opinion of (A) Brewer & Pritchard, P.C., special counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and (B) local counsel in Louisiana, Oklahoma and any other jurisdictions requested by the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(i)          The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.13.

(j)          The Administrative Agent shall have received title opinions and other title information and data as the Administrative Agent may reasonably request satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(k)         The Administrative Agent shall be satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

(l)          The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(m)        The Administrative Agent shall have received appropriate landman's certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Subsidiaries for each of the following jurisdictions: Louisiana, Oklahoma and Texas and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(n)         The Administrative Agent shall have received an affidavit in the form of Exhibit G attached hereto (the "Affidavit of Payment of Trade Bills") containing the information as provided therein.

(o)         The Administrative Agent shall have received certificates (whether one or more, the "Property Certificate") for each Oil and Gas Property described as an exhibit to a Mortgage, which Property Certificates shall be in the form of Exhibit H attached hereto containing the information as provided therein.

(p)         The Administrative Agent shall have received a schedule (the "Reconciliation Schedule") in the form of Exhibit I confirming that, except as otherwise shown on the Reconciliation Schedule, (i) each well or unit described on the exhibits to the Mortgages is also included in the Initial Reserve Report, and (ii) the respective net revenue interests and working interests for each well or unit described on the exhibits to the Mortgages are also the net revenue interests and working interests for the same well or unit included in the Initial Reserve Report.

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(q)         The Administrative Agent shall have received evidence of (1) the payment in full of all amounts due under the Existing Credit Agreement and the termination of all commitments to lend thereunder, and (2) the agreement of Whitney Bank, upon such pay-off, to execute and delivery to the Administrative Agent endorsements and assignments of the Borrower's indebtedness to Whitney Bank and Whitney Bank's Lien against the Mortgaged Properties as are acceptable to the Administrative Agent.

(r)          The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Houston, Texas time, on August 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 6.02.        Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c)          The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d)          The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

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(e)          The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII
Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:

Section 7.01.        Organization; Powers. Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02.        Authority; Enforceability. The Transactions are within the Borrower's and each Guarantor's powers under its Organizational Documents and have been duly authorized by all necessary action (including, without limitation, any action required to be taken by any class of managers, directors, partners or owners of Equity Interests of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to Debtor Relief Laws or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.        Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders, partners or any class of managers, directors, or partners, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (iii) consents by, required notices to, or other actions by state and federal governmental entities in connection with the assignment of state and federal oil and gas leases or other interests therein that are customarily obtained subsequent to such assignments, (b) will not violate any applicable law or Organizational Documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04.        Financial Condition; No Material Adverse Change.

(a)         The financial statements of Borrower heretofore furnished to the Lenders present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the dates thereof.

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(b)         Since March 31, 2011, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

(c)         Neither the Borrower nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05.        Litigation.

(a)          Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b)         Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 7.06.       Environmental Matters. Except as set forth in Schedule 7.06 and as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)         neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)         no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)         all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)         all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

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(e)         the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)          to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)         neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07.        Compliance with the Laws and Agreements; No Defaults.

(a)         Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)         Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

(c)         No Default has occurred and is continuing.

Section 7.08.        Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09.        Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

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Section 7.10.        ERISA.

(a)         The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)         Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)         No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d)         No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e)         Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)          The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

(g)         Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)         Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

(i)          Neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.11.       Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

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Section 7.12.        Insurance. Schedule 7.12 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Effective Date. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are commercially reasonable and usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent has been named as an additional insured in respect of such liability insurance policies, and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13.        Restriction on Liens. Neither the Borrower nor any of the Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14.        Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries. Each Subsidiary on such schedule is a Wholly-Owned Subsidiary and a disregarded entity for federal income tax purposes.

Section 7.15.        Location of Business and Offices. The Borrower's jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Yuma Exploration and Production Company, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 2282392 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower's principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)). Each Subsidiary's jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16.        Properties; Titles, Etc.

(a)         Each of the Borrower and the Subsidiaries has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or the Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower's or such Subsidiary's net revenue interest in such Property. The ownership by the Borrower or any Subsidiary of the Hydrocarbons and the undivided interests therein specified on the exhibits to the Mortgages are the same interests reflected in the most recently delivered Reserve Report.

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(b)         All material leases and agreements necessary for the conduct of the business of the Borrower and the Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)         The rights and Properties presently owned, leased or licensed by the Borrower and the Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)         All of the Properties of the Borrower and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)         The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17.       Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, and subject to the prior rights and limitations of Borrower as an owner of non-operated working interests, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and its Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and its Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements (except with respect to horizontal wells permitted by Governmental Authority), and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower's or its Subsidiaries' past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18.       Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no Material Gas Imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

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Section 7.19.       Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property's delivery capacity), no material agreements exist which are not cancelable on 60 days' notice or less without penalty or detriment for the sale of production from the Borrower's or its Subsidiaries' Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20.        Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.21.        Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to refinance Debt under the Existing Credit Agreement, to finance permitted acquisitions of Oil and Gas Properties and other assets related to the exploration, production and development of Oil and Gas Properties, to provide working capital for exploration and production operations, and for general corporate purposes; provided that the phrase “general corporate purposes” shall not include any aspect of the business or activities of Yuma Production 1985, Ltd. and no such proceeds of Loans and the Letters of Credit shall be used for any aspect of the business or activities of Yuma Production 1985, Ltd. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22.        Sanctioned Persons. Neither the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC"); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.23.        Security Instruments. The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Borrower's and each Guarantor's right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the appropriate filing offices, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 9.03.

ARTICLE VIII
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

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Section 8.01.        Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)          Annual Financial Statements. As soon as available, but in any event not later than 120 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Pierson & Pierson or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)         Quarterly Financial Statements. As soon as available, but in any event not later than 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, including the last fiscal quarter of each fiscal year (beginning with the second quarter of 2011), its consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)         Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(b) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 (or, if later, the most recently delivered audited financial statements pursuant to Section 8.01(a)) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)         Certificate of Accounting Firm – Defaults. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines).

(e)         Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(f)          Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, having attached thereto an updated, current Schedule 7.20.

(g)         Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

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(h)         Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such Subsidiary, and a copy of any response by the Borrower or any such Subsidiary, or the board of directors of the Borrower or any such Subsidiary, to such letter or report.

(i)          SEC and Other Filings; Reports to Shareholders. If the Borrower or one of its Subsidiaries becomes a publicly traded company, then promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(j)          Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(k)         Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of the names and addresses of the Persons purchasing Hydrocarbons from the Borrower or any Subsidiary per Section 8.12(c)(v).

(l)          Notice of Sales of Oil and Gas Properties. In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(m)        Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(n)         Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in the Borrower or any Guarantor's corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor's chief executive office or principal place of business, (iii) in the Borrower or any Guarantor's identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor's jurisdiction of organization or such Person's organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor's federal taxpayer identification number, if any.

(o)         Production Reports and Lease Operating Statements. Within 45 days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to date, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, individually and in the aggregate, and (ii) the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p)         Gas Balancing Reports. Within 45 days after the end of each fiscal quarter, a report setting forth, for the quarter during the then current fiscal year to date, the existence of any Material Gas Imbalances listed on a property-by-property basis.

(q)         Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the Organizational Documents of the Borrower or any Subsidiary.

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(r)          Ratings Change. If the Borrower or one of its Subsidiaries becomes a publicly traded company, promptly after Moody's or S&P shall have announced a change in the rating of the Borrower or one of its Subsidiaries, written notice of such rating change.

(s)         PATRIOT Act. Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(t)          Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary or Affiliate (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02.        Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)         the occurrence of any Default;

(b)         the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)         the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $500,000; and

(d)         any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03.        Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04.        Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Borrower or any Subsidiary.

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Section 8.05.        Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06.        Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to:

(a)         operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)         operate and maintain in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the gathering, transportation or processing of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, all pipelines, compressor stations, wells, gas or crude oil processing facilities, field gathering systems, tanks, tank batteries, pumps, pumping units, fixtures, valves, fittings, machinery, parts, engines, boilers, meters, apparatus, appliances, tools, implements, casing, tubing, rods, cables, wires, towers, surface and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are useful or necessary to conduct normal operations relating to gathering, transportation, processing or removal of Hydrocarbons and other minerals or CO2 therefrom.

(c)         keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties, including, without limitation, all equipment, machinery and facilities.

(d)         promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties or gas or crude oil processing facilities and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(e)         promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties.

(f)          operate its Oil and Gas Properties, all gas or crude oil processing facilities and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties, gas or crude oil processing facilities and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

To the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

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Section 8.07.        Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as "additional insureds" and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08.        Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in accordance with GAAP. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09.        Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10.        Environmental Matters.

(a)          The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary's Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower's or its Subsidiaries' Properties or any other Property to the extent caused by the Borrower's or any of its Subsidiaries' operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower's or its Subsidiaries' Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the "Remedial Work") in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Borrower's or its Subsidiaries' Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower's and its Subsidiaries' obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

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(c)          The Borrower will, and will cause each Subsidiary to, provide environmental audits and tests in accordance with American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders in connection with any future acquisitions of Oil and Gas Properties or other Properties.

Section 8.11.        Further Assurances.

(a)          The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)          The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property or other Property covered by the Lien of the Security Instruments without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property such other Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12.        Reserve Reports.

(a)          On or before February 1st and August 1st of each year, commencing February 1, 2012, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Subsidiaries with an “as of” date acceptable to the Administrative Agent. The Reserve Report to be delivered by February 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report to be delivered by August 1 of each year shall be prepared by or under the supervision of the chief engineer or chief operating officer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report.

(b)          In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer or chief operating officer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an "as of" date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct in all material respects, (ii) the Borrower or its Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no Material Gas Imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof, (vi) attached to the certificate is a list of the names and addresses of the purchasers which accounted for at least 75% of the total natural gas and oil revenues of the Borrower and its Subsidiaries during the twelve month period ended as of the immediately preceding January 1 or July 1, as applicable and (vii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14(a).

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Section 8.13.        Title Information.

(a)          On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)          If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)          If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Majority Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

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Section 8.14.          Additional Collateral; Additional Guarantors.

(a)          In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 85% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, Security Agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

(b)          The Borrower shall promptly cause each Subsidiary to guarantee the Indebtedness pursuant to a Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Subsidiary to, (A) pledge all of the Equity Interests of such new Subsidiary pursuant to a Pledge Agreement (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)          If the Borrower elects to provide additional Mortgaged Properties in lieu of making any mandatory prepayment pursuant to Section 3.04(c), then the Borrower shall, or shall cause its Subsidiaries to, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments. All such Liens will be created and perfected by and in accordance with the provisions of Mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places such a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

Section 8.15.          ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

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Section 8.16.          Administrative Agent as Principal Depository. The Borrower shall maintain the Administrative Agent as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

ARTICLE IX
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01.        Financial Covenants.

(a)          Interest Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter beginning with the fiscal quarter ending June 30, 2011, permit its ratio of EBITDA to Interest Expense to be less than 2.5 to 1.0. For purposes of calculating this ratio for the period ending June 30, 2011, EBITDA shall be calculated by annualizing the EBITDA for such period by multiplying EBITDA for the first quarter ended June 30, 2011 by 4. For purposes of calculating this ratio for the period ending September 30, 2011, EBITDA shall be calculated by annualizing the EBITDA for such period by multiplying EBITDA for the first two quarters ended September 30, 2011 by 2. For purposes of calculating this ratio for the period ending December 31, 2011, EBITDA shall be calculated by annualizing the EBITDA for such period by multiplying EBITDA for the first three quarters ended December 31, 2011 by 4/3. Thereafter, EBITDA shall be calculated at the end of each fiscal quarter using the results of the twelve-month period ending with that fiscal quarter end.

(b)          Ratio of Funded Debt to EBITDA. The Borrower will not, as of the last day of any fiscal quarter beginning with the fiscal quarter ending June 30, 2011, permit its ratio of Funded Debt as of such time to EBITDA to exceed 3.5 to 1.0. For purposes of calculating this ratio for the period ending June 30, 2011, EBITDA shall be calculated by annualizing the EBITDA for such period by multiplying EBITDA for the first quarter ended June 30, 2011 by 4. For purposes of calculating this ratio for the period ending September 30, 2011, EBITDA shall be calculated by annualizing the EBITDA for such period by multiplying EBITDA for the first two quarters ended September 30, 2011 by 2. For purposes of calculating this ratio for the period ending December 31, 2011, EBITDA shall be calculated by annualizing the EBITDA for such period by multiplying EBITDA for the first three quarters ended December 31, 2011 by 4/3. Thereafter, EBITDA shall be calculated at the end of each fiscal quarter using the results of the twelve-month period ending with that fiscal quarter end.

(c)          Current Ratio. The Borrower will not permit at any time its ratio of (i) current assets (including the unused amount of the total Commitments, but excluding non-cash assets under ASC 815) to (ii) current liabilities (excluding non-cash obligations under ASC 815 and current maturities under this Agreement and intercompany payables which the Borrower owes The Yuma Companies, Inc.) to be less than 1.0 to 1.0. This ratio shall be calculated on a consolidating basis for the Borrower only.

Section 9.02.        Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)         the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

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(b)         accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(c)          Debt under Capital Leases not to exceed $500,000.

(d)         Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(e)          intercompany Debt between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms satisfactory to the Administrative Agent.

(f)          endorsements of negotiable instruments for collection in the ordinary course of business.

(g)         Debt existing on the date hereof and disclosed to the Lenders on Schedule 9.02.

(h)         other Debt, including purchase-money obligations, not to exceed $500,000 in the aggregate at any one time outstanding.

(i)          other Debt approved by the Majority Lenders and subordinated to Borrower's obligations to Lenders in a manner acceptable to Administrative Agent in its sole discretion.

(j)          Debt arising under Swap Agreements permitted under Section 9.18 hereof.

Section 9.03.        Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)         Liens securing the payment of any Indebtedness.

(b)         Excepted Liens.

(c)         Liens securing Capital Leases permitted by Section 9.02(c) but only on the Property under lease.

(d)         Liens on any Property of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 9.03; provided that such Liens shall secure only those obligations which they secure on the date hereof.

(e)          Liens in favor of BP Corporation North America, Inc. or another counterparty acceptable to the Majority Lenders under any Swap Agreement permitted by Section 9.18, which Lien shall be pari passu with Liens on Property securing the payment of any Indebtedness.

(f)          Liens securing Debt, including purchase-money obligations, permitted by Section 9.02(h).

Section 9.04.        Dividends, Distributions and Redemptions. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders, members or partners or make any distribution of its Property to its Equity Interest holders, provided that so long as no Default has occurred and is continuing or will result therefrom and no Borrowing Base Deficiency then exists and the Borrowing Base Utilization Percentage is 90% or less after giving effect thereto, then (i) the Borrower may declare and pay cash distributions to its Equity Interest holders to permit such holders to pay federal and state taxes due with respect to the income of the Borrower, (ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (iii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and (iv) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

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Section 9.05.        Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b)         accounts receivable arising in the ordinary course of business.

(c)         direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)         commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody's.

(e)         deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody's, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).

(f)          deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)         Investments (i) made by the Borrower in or to the Guarantors, (ii) made by any Subsidiary in or to the Borrower or any Guarantor and (iii) made by the Borrower or any Subsidiary in or to all other Domestic Subsidiaries which are not Guarantors in an aggregate amount at any one time outstanding not to exceed $1,000,000.

(h)         Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a "venture") entered into by the Borrower or a Subsidiary with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $250,000.

(i)          Investments made by the Borrower or a Guarantor in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, provided that (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to any such Investment, with the financial covenants set forth in Section 9.01 recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, and (B) no Default shall have occurred and be continuing or would result therefrom.

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(j)          loans or advances to employees, managers, officers or directors in the ordinary course of business of the Borrower or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $250,000 in the aggregate at any time.

(k)          Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(k) exceeds $250,000.

(l)          other Investments not to exceed $250,000 in the aggregate at any time.

Section 9.06.          Nature of Business; International Operations. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as currently conducted by it and business activities reasonably incidental thereto as an independent oil and gas exploration and production company with operations in the continental United States. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 9.07.          Limitation on Leases. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $250,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08.          Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09.          ERISA Compliance. The Borrower will not, and will not permit any Subsidiary to, at any time:

(a)          engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)          terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC.

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(c)          fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(d)          permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan.

(e)          permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

(f)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

(g)          acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(h)          incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

(i)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability.

(j)          amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10.          Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11.          Mergers, Etc. Neither the Borrower not any of its Subsidiaries will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, except that any Wholly-Owned Subsidiary may merge with any other Wholly-Owned Subsidiary and the Borrower may merge with any Wholly-Owned Subsidiary so long as the Borrower is the survivor.

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Section 9.12.          Sale of Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property except for (a) the sale of Hydrocarbons in the ordinary course of business; (b) farmouts of undeveloped acreage and assignments in connection with such farmouts; (c) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use; and (d) so long as no Event of Default is then continuing or will result therefrom, Asset Dispositions; provided that (1) all of the consideration received in respect to such Asset Disposition shall be cash, (2) the consideration received shall be equal to or greater than the fair market value thereof (as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that affect), and (3) the Borrowing Base shall be reduced by the amount of the Recognized Value of the assets included in such Asset Disposition in the then current Borrowing Base as determined by the Administrative Agent or the Majority Lenders in their discretion in accordance with the standards set forth in Section 2.07(a).

Section 9.13.          Environmental Matters. The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property which it or a Subsidiary operates to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect. The Borrower will use its best efforts to cause the operator of Properties which the Borrower or any Subsidiary does not operate to comply with the terms and provisions of this Section 9.13.

Section 9.14.          Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

Section 9.15.          Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c). The Borrower shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 9.12(d). Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries.

Section 9.16.          Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

Section 9.17.          Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any Subsidiary to, (a) incur, become or remain liable for, any Material Gas Imbalance, or (b) allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary that would require the Borrower or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.18.          Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) which are for combined durations of not more than forty-eight (48) months, (ii) with an Approved Counterparty and (iii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated Projected Production from Proved Developed Producing Reserves during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately and (b) Swap Agreements in respect of interest rates with an Approved Counterparty with the purpose and effect of fixing interest rates on a principal amount of indebtedness of the Borrower that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, and (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract.

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Section 9.19.          Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and its Subsidiaries that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no "position" is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

ARTICLE X
Events of Default; Remedies

Section 10.01.       Events of Default. One or more of the following events shall constitute an "Event of Default":

(a)          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable (other than LC Disbursements which are repaid through an ABR Borrowing as permitted by Section 2.8(e) hereof), whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)          the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 3.04(c), Section 8.01(j), Section 8.01(n), Section 8.01(q), Section 8.02, Section 8.03, Section 8.14, Section 8.15 or in Article IX.

(e)          the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(f)          the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable notice and cure period).

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(g)         any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

(h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Laws whether Federal, state or foreign, or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)          the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, whether Federal, state or foreign, or similar law, now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)          the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)          (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

(l)          the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(m)        an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000 in any year.

(n)         There occurs under any Swap Agreement an early Termination Date (as defined in such Swap Agreement) resulting from (i) any event of default under such Swap Agreement to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Agreement), or (ii) any Termination Event (as so defined) under such Swap Agreement as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof constitutes Material Indebtedness.

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(o)         a Change in Control shall occur.

Section 10.02.      Remedies.

(a)          In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations other than Indebtedness outstanding under Lender Swap Agreements of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations other than Indebtedness outstanding under Lender Swap Agreements of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)          In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)          All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i)          first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)        second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii)       third, pro rata to payment of accrued interest on the Loans;

(iv)        fourth, pro rata to payment of principal outstanding on the Loans, Indebtedness owing to any Swap Lender, and Indebtedness owed to any Cash Management Party;

(v)         fifth, pro rata to any other Indebtedness;

(vi)       sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii)      seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

CREDIT AGREEMENT – Page 68

Notwithstanding the foregoing, Indebtedness owing to any Swap Lender and Indebtedness arising under Secured Cash Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Cash Management Party, as the case may be. Each Swap Lender and Cash Management Party not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XI
The Agents

Section 11.01.      Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Swap Lender and a potential Cash Management Party) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on collateral granted by any of the Loan Parties to secure any of the Indebtedness, together with such powers and discretion as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Issuing Bank, the Swap Lenders and the Cash Management Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 11.02.      Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent's satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

CREDIT AGREEMENT – Page 69

Section 11.03.      Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except to the extent such liability is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from its own gross negligence or willful misconduct.

Section 11.04.      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including electronic message, Internet or intranet web posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent's record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05.      Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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Section 11.06.     Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor; provided that, no consultation with the Borrower shall be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents ,and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged as provided for above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07.     Agents as Lenders. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.08.     No Reliance.

(a)          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Winstead PC is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

CREDIT AGREEMENT – Page 71

(b)         The Lenders acknowledge that the Administrative Agent and the Arranger are acting solely in administrative capacities with respect to the structuring and syndication of this facility and have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in their capacity as Lenders hereunder. In structuring, arranging or syndicating this facility, each Lender acknowledges that the Administrative Agent and/or Arranger may be an agent or lender under these Notes, other loans or other securities and waives any existing or future conflicts of interest associated with the their role in such other debt instruments. If in its administration of this facility or any other debt instrument, the Administrative Agent determines (or is given written notice by any Lender) that a conflict exists, then it shall eliminate such conflict within 90 days or resign pursuant to Section 11.06 and shall have no liability for action taken or not taken while such conflict existed.

Section 11.09.      Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10.      Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower's sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document upon the termination of all Commitments and payment in full of all Indebtedness (other than (i) contingent indemnification obligations and (ii) obligations and liabilities under Lender Swap Agreements and Secured Cash Management Agreements as to which arrangements satisfactory to the applicable Swap Lender or Cash Management Party shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Issuing Bank shall have been made).

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Section 11.11.     The Arranger, Bookrunner, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, shall have any powers, duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its powers, duties, responsibilities and liabilities in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 11.12.      Swap Lenders and Secured Cash Management Agreements. In the absence of any written agreement between any Swap Lender or Cash Management Party and the Lenders to the contrary, no Swap Lender or Cash Management Party that obtains the benefits of Section 10.02(c), any Guaranty or any collateral by virtue of the provisions hereof or of any Guaranty or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided by the Loan Documents. Notwithstanding any other provisions of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Indebtedness arising under Lender Swap Agreements and Secured Cash Management Agreements unless the Administrative Agent has received written notice of such Indebtedness, together with supporting documentation as the Administrative Agent may request, from the applicable Swap Lender or Cash Management Party, as the case may be.

ARTICLE XII
Miscellaneous

Section 12.01.      Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at

Yuma Exploration and Production Company, Inc.
1177 West Loop South, Suite 1825
Houston, TX 77027
Attention: Kirk Sprunger
Telecopy: 713-968-7015
Telephone: 713-968-7037

if to the Administrative Agent, to it at

Amegy Bank National Association
4400 Post Oak Parkway
Houston TX 77027
Attention: Mr. Bill Robinson
Telecopy: 713-561-0345
Telephone: 713-232-2198

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(ii)	if to the Issuing Bank, to it at

Amegy Bank National Association
4400 Post Oak Parkway
Houston TX 77027
Attention: Jackie Cooper
Telecopy: 713-561-0345
Telephone: 713-232-1193

(iii)	if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)         Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II, Article III, Article IV and Article V if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 12.02.     Waivers; Amendments.

(a)         No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.02 for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 4.01), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.01, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

(b)         Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, or decrease or maintain the Borrowing Base without the consent of the Majority Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) or Section 10.02(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender and if applicable, each Swap Lender and each Cash Management Party, (vi) waive or amend Section 10.02(c) or Section 12.14 without the written consent of each Lender, (vii) release all or substantially all of the collateral (other than as provided in Section 11.10), without the written consent of each Lender, or (viii) change any of the provisions of this Section 12.02(b) or the definition of "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents, without the written consent of each Lender; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be, and (B) nothing in this Section 12.02 shall cause any waiver, amendment, modification or consent to (I) any fee letter between the Borrower and any Lender, Agent or the Administrative Agent or Issuing Bank to require the consent of the Majority Lenders, (II) any Letter of Credit Agreements between the Borrower or any Subsidiary of the Borrower and the Issuing Bank to require the consent of the Majority Lenders, (III) any Letter of Credit issued by the Issuing Bank pursuant to the terms of this Agreement to require the consent of the Majority Lenders except as specifically required by Section 2.08 and (IV) any Lender Swap Agreement, to require the consent of the Majority Lenders.

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(c)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 12.03.      Expenses, Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING BANK, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), AND SHALL INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE FROM ALL FEES AND TIME CHARGES AND DISBURSEMENTS FOR ATTORNEYS WHO MAY BE EMPLOYEES OF ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE'S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

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(c)          To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent (or any sub-agent), the Issuing Bank, or such Related Party as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, penalty or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are several and not joint.

(d)         To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          All amounts due under this Section 12.03 shall be payable promptly, but in any event not later than three Business Days after written demand therefor.

(f)          The provisions of this Section 12.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

Section 12.04.      Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B)          the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)          Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

(C)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to Section 12.04(b)(iv) and the acceptance and recording thereof by the Administrative Agent, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

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(iv)       The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)        Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)          (i)          Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities other than the Borrower, any Guarantor and their Affiliates (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)        A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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(e)          Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any state.

Section 12.05.      Survival; Revival; Reinstatement.

(a)          All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)          To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent's and the Lenders' Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06.      Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)          This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)          Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

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(d)          Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.07.       Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (of whatsoever kind and in whatever currency, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or the Issuing Bank, or any such Affiliate, to or for the credit or the account of the Borrower, any Subsidiary or Guarantor against any and all of the obligations of the Borrower, any Subsidiary or Guarantor now or hereafter existing under this Agreement or any other Loan Documents to such Lender or the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower, such Subsidiary or such Guarantor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09.      Governing Law; Jurisdiction; Consent to Service of Process.

(a)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Texas.

(b)          Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

CREDIT AGREEMENT – Page 81

(c)          Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 12.10.       Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11.       Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' respective partners, directors, managers, officers, advisors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

CREDIT AGREEMENT – Page 82

Section 12.12.          Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower's obligations hereunder.

Section 12.13.          EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

Section 12.14.          Collateral Matters; Swap Agreements; Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to any Swap Lender and any Cash Management Party with respect to amounts payable by the Borrower, any Subsidiary, and any Guarantor under any Swap Agreement or Secured Cash Management Agreement on a pari passu basis with respect to repayment of principal outstanding on Loans due under this Agreement. Except as otherwise provided in Section 12.02(b)(v), no Swap Lender or Cash Management Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements or Secured Cash Management Agreements. All Swap Agreements between the Borrower or any Subsidiary and any Swap Lender are independent agreements governed by the terms thereof and will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in said Swap Agreement, and any payoff statement from any Lender relating to this Agreement shall not apply to said Swap Agreement with such Swap Lender except as otherwise expressly provided in such payoff statement. All Secured Cash Management Agreements between the Borrower and any Cash Management Party are independent agreements governed by the terms thereof and will remain in force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loans created under this Agreement except as otherwise provided in said Secured Cash Management Agreement, and any payoff statement from any Lender relating to this Agreement shall not apply to said Secured Cash Management Agreement with such Cash Management Party except as otherwise expressly provided in such payoff statement.

CREDIT AGREEMENT – Page 83

Section 12.15.     No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

ARTICLE XIII
Arbitration

Section 13.01.     Dispute Resolution. This section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

This dispute resolution provision shall supersede and replace any prior "Jury Waiver," "Judicial Reference," "Class Action Waiver," "Arbitration," "Dispute Resolution," or similar alternative dispute agreement or provision between or among the parties.

Section 13.02.     Jury Trial Waiver; Class Action Waiver. As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any Dispute (as "Dispute" is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration ("Arbitration Order"). If permitted by applicable law, each party also waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

Section 13.03.     Arbitration. If a claim, dispute, or controversy arises with respect to this Agreement, related agreements, or any other agreement or business relationship whether or not related to the subject matter of this Agreement (all of the foregoing, a "Dispute"), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, either party may require that the Dispute be resolved by binding arbitration before a single arbitrator. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights t party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum ("Administrator") as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations either party has to the other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving either party's employees, agents, affiliates, or assigns. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, each party consents to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where lender or the bank is headquartered.

CREDIT AGREEMENT – Page 84

If a court orders arbitration of a Dispute, the party to the Dispute that did not seek the Arbitration Order shall commence arbitration. The party that sought the Arbitration Order may commence arbitration, but shall have no obligation to do so, and shall not in any way be adversely prejudiced by initiating or participating in litigation or electing not to commence arbitration. The arbitrator shall (i) hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) render a decision and any award applying applicable law; (iii) give effect to any limitations period in determining any Dispute or defense; (iv) enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, apply rules of evidence governing civil cases; and (vi) apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction, except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney's fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator's rules, this arbitration provision shall control.

Section 13.04.          Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

ARTICLE XIV
Notices

Section 14.01.          USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 14.02.          ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN NEXT PAGE]

CREDIT AGREEMENT – Page 85

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

	By:	/s/ Kirk Sprunger
Kirk Sprunger
Secretary and Treasurer

CREDIT AGREEMENT – Signature Page

ADMINISTRATIVE AGENT:	AMEGY BANK NATIONAL ASSOCIATION
as Administrative Agent

	By:	/s/ William Robinson
William Robinson
Vice President

LENDER:	AMEGY BANK NATIONAL ASSOCIATION

	By:	/s/ William Robinson
William Robinson
Vice President

CREDIT AGREEMENT – Signature Page

ANNEX I
LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
Amegy Bank National Association	100.00%	$125,000,000
TOTAL	100.00%	$125,000,000
ANNEX I, List of Maximum Credit Amounts – Solo Page

EXHIBIT A
FORM OF NOTE

$_____________	____________, 20__

FOR VALUE RECEIVED, YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (the "Borrower") hereby promises to pay to the order of _____________________ (the "Lender"), at the principal office of Amegy Bank National Association (the "Administrative Agent"), the principal sum of _________________ Dollars ($_________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of August 10, 2011 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the "Credit Agreement"). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By:
Name:
Title:

EXHIBIT A, Form of Note – Page 1

EXHIBIT B
FORM OF BORROWING REQUEST

______________, 20__

YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (the "Borrower"), pursuant to Section 2.03 of the Credit Agreement dated as of August 10, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement") among the Borrower, Amegy Bank National Association, as Administrative Agent and the other agents and lenders (the "Lenders") which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)         Aggregate amount of the requested Borrowing is $__________;

(ii)        Date of such Borrowing is ______________, 20__;

(iii)       Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)       In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is _____________;

(v)        Amount of Borrowing Base in effect on the date hereof is $______________;

(vi)       Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $_____________; and

(vii)      Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $______________; and

(viii)     Location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

EXHIBIT B, Form of Borrowing Request – Page 1

The undersigned certifies that he/she is the _____________ of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By:
Name:
Title:

EXHIBIT B, Form of Borrowing Request – Page 2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST

_______________, 20__

YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (the "Borrower"), pursuant to Section 2.04 of the Credit Agreement dated as of August 10, 2011 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement") among the Borrower, Amegy Bank National Association, as Administrative Agent and the other agents and lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)          The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is _______________;

(ii)         The effective date of the election made pursuant to this Interest Election Request is _____________, 20__;[and]

(iii)        The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

[(iv)       [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is _______________].

The undersigned certifies that he/she is the _______________ of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By:
Name:
Title:

EXHIBIT C, Form of Interest Election Request – Page 1

EXHIBIT D
FORM OF
COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the _____________________________ of YUMA EXPLORATION AND PRODUCTION COMPANY, INC., a Delaware corporation (the "Borrower"), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of August 10, 2011 (together with all amendments, restatements, supplements or other modifications thereto being the "Agreement") among the Borrower, Amegy Bank National Association, as Administrative Agent, and the other agents and lenders (the "Lenders") which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)          The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b)          The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

(c)          Since _________________, 20__, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d)          There exists no Default or Event of Default [or specify Default and describe].

(e)          Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 and Section 8.14 as of the end of the [fiscal quarter][fiscal year] ending _______________.

EXECUTED AND DELIVERED this _________ day of __________, 20__.

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By:
Name:
Title:

EXHIBIT D, Form of Compliance Certificate – Page 1

For the Quarter/Year ended ___________________("Statement Date")

SCHEDULE 2

to the Compliance Certificate
($ in 000's)

I.	Section 9.01(a) – Interest Coverage Ratio.

	A.	EBITDA

		1.	net income, less	$

		2.	non-cash revenue or expense associated with Swap Agreements resulting from ASC 815, less	($ )

		3.	income or plus loss from discontinued operations and extraordinary items, plus	($ )

		4.	income taxes, plus	$

		5.	interest expense, plus	$

		6.	depreciation, plus	$

		7.	depletion, plus	$

		8.	amortization, plus	$

		9.	non-cash and extraordinary items	$

		10.	Total EBITDA	$

	B.	Interest Expense		$

	C.	Ratio (Line I.A.10 ÷ Line I.B)		to 1.0

Minimum Required: 2.50 to 1.0

II.	Section 9.01(b) – Ratio of Funded Debt to EBITDA.

	A.	Funded Debt

		1.	All outstanding liabilities for borrowed money plus other interest-bearing liabilities, including current and long-term liabilities	$

	B.	EBITDA (amount on Line I.A.10)		$

	C.	Ratio (Line II.A.1 ÷ Line II.B)		to 1.0

Maximum Permitted: 3.50 to 1.0

III.	Section 9.01(c) – Current Ratio

	A.	Current assets (including Borrowing Base availability):		$

	B.	Current liabilities (excluding current maturities of Indebtedness owed to Lenders and intercompany payables which the Borrower owes The Yuma Companies, Inc.)		$

	C.	Ratio (Line III.A ÷ Line III.B)		_____ to 1.0

Minimum Required: 1.0 to 1.0

EXHIBIT D, Form of Compliance Certificate – Page 2

EXHIBIT E
SECURITY INSTRUMENTS

1.	Guaranty Agreement dated as of August 10, 2011 by the Guarantor, in favor of the Administrative Agent and the Lenders.

2.	Security Agreement dated as of August 10, 2011 by Borrower in favor of the Administrative Agent and the Lenders.

3.	Financing Statement in respect of item 2.

4.	Deed of Trust, Mortgage, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated as of August 10, 2011 by the Borrower, as mortgagor, in favor of Stephen Kennedy, as Trustee, for the benefit the Administrative Agent, the Lenders and others.

5.	Financing Statement in respect of item 5.

EXHIBIT E, Security Instruments – Page Solo

EXHIBIT F
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

2.	Assignee:	______________________________
[and is an Affiliate/Approved Fund of [identify Lender][1] ]

3.	Borrower:	Yuma Exploration and Production Company, Inc.

4.	Administrative Agent:	Amegy Bank National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of August 10, 2011 among Yuma Exploration and Production Company, Inc., the Lenders parties thereto, Amegy Bank National Association, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

1 Select as applicable.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT F, Form of Assignment and Assumption – Page 1

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT F, Form of Assignment and Assumption – Page 2

[Consented to and][3] Accepted:

Amegy Bank National Association, as
Administrative Agent

By:
Name:
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

EXHIBIT F, Form of Assignment and Assumption – Page 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

EXHIBIT F, Form of Assignment and Assumption – Page 4

EXHIBIT G

AFFIDAVIT OF PAYMENT OF TRADE BILLS

To:          Amegy Bank National Association, as Administrative Agent

Reference is made to that certain Credit Agreement among Yuma Exploration and Production Company, Inc., the Lenders from time to time party thereto, and Amegy Bank National Association, as Administrative Agent dated as of August 10, 2011 (the "Credit Agreement"). The terms used herein shall have the same meanings as provided therefor in the Credit Agreement, unless the context hereof otherwise requires or provides.

The undersigned _________________, the ________________ of Borrower, HEREBY CERTIFIES individually and on behalf of Borrower to the Administrative Agent that, after reasonable investigation and except to the extent indicated on Schedule I (if no Schedule I is attached, then there are no such exceptions), he has no knowledge of the existence of unpaid debts owing to Persons for the furnishing of goods, labor, services or materials in connection with the Mortgaged Property, which debts are more than 90 days past due and which debts if unpaid could result in the creation of a lien against such Mortgaged Property.

Executed on the date of the notary certification below to be effective as of ________________, 20__.

________________, Individually and on behalf of Yuma Exploration and Production Company, Inc.

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

SWORN TO AND SUBSCRIBED before me on ________________, 20__, by ______________________________.

Notary Public, State of Texas

EXHIBIT G, Affidavit Of Payment Of Trade Bills – Solo Page

EXHIBIT H

PROPERTY CERTIFICATE

TO:	Amegy Bank National Association, as Administrative Agent

Reference is made to that certain Credit Agreement dated as of August 10, 2011 (the "Credit Agreement"), among Yuma Exploration and Production Company, Inc., the Lenders from time to time party thereto, and Amegy Bank National Association, as Administrative Agent. The defined terms used in this Certificate shall have the same meanings as provided therefor in the Credit Agreement, unless the context hereof otherwise requires or provides. This is the Property Certificate referred to in the Credit Agreement.

The Borrower has mortgaged to the Administrative Agent its entire interest in the Mortgaged Property. The Borrower HEREBY CERTIFIES to the Administrative Agent that true, complete and correct responses for items A through D below for each Mortgaged Property are described on the exhibit to this Property Certificate:

A.          Well, lease or unit name, as appropriate.

B.          Operator's name and address.

C.          First purchaser's name and address.

D.          Lease number or other designation used by payor to identify lease or leases in accounting for revenues, costs and joint interest transactions.

All of the information listed on the attachments to this Property Certificate is true, complete and correct in all material respects. This Property Certificate is given for the purpose of inducing the Lenders to enter into the Credit Agreement, and the undersigned recognizes that the Lenders are relying upon this Property Certificate in connection with the transactions contemplated by the Loan Agreement and that but for the statements made herein, the Lenders would not enter into the Credit Agreement.

EXECUTED on the date of the notary certification below to be effective as of August 10, 2011.

YUMA EXPLORATION AND PRODUCTION COMPANY, INC.

By
Name:
Title:

SWORN TO AND SUBSCRIBED before me this _____day of August, 2011, by _________________, the _______________ of Yuma Exploration and Production Company, Inc., a Delaware corporation, on behalf of said corporation.

Notary Public in and for
the State of Texas

EXHIBIT H, Property Certificate – Page Solo

EXHIBIT I

RECONCILIATION SCHEDULE

TO:	Amegy Bank National Association, as Administrative Agent

Reference is made to that certain Credit Agreement among Yuma Exploration and Production Company, Inc., the Lenders from time to time party thereto, and Amegy Bank National Association, as Administrative Agent dated as of August 10, 2011 (the "Credit Agreement"). The defined terms used herein have the same meanings as are provided in the Credit Agreement. This is the Reconciliation Schedule described in the Credit Agreement.

The Borrower has previously furnished the Administrative Agent with a reserve appraisal prepared by ________________________________, dated as of __________, 20__ (the "Reserve Appraisal"), which appraises Oil and Gas Properties owned by the Borrower. The names on the Oil and Gas Properties listed on the Reserve Appraisal vary from the names of the Oil and Gas Properties mortgaged to the Administrative Agent pursuant to the Mortgages. Attached to this Reconciliation Schedule is a chart which reconciles the discrepancies in these names. The undersigned certifies individually and on behalf of the Borrower as follows:

(a)          Each well and unit that is described on the exhibits attached to the Mortgages is also listed in the Reserve Appraisal and on the attached reconciliation chart.

(b)          The property listed in column A of the attached reconciliation chart which has the same number as the property listed in column B of the attached reconciliation chart is one and the same property.

IN WITNESS WHEREOF, the undersigned has executed this Reconciliation Schedule as of ________________, 20__.

_________________, Individually and as _____________ of Yuma Exploration and Production Company, Inc.

EXHIBIT I, Reconciliation Schedule – Page 1

PROPERTY RECONCILIATION CHART

The information listed in column A is reproduced exactly from the Reserve Appraisal. The information listed in column B is reproduced exactly from the descriptions attached to the Mortgages. The property listed in column A which has the same number as the property listed in column B is one and the same property. If a property in column B is left blank, it is not mortgaged to Lender.

A Reserve Appraisal				B Mortgage Exhibits
	Name	WI	NRI		Name	WI	NRI
1.				1.
2.				2.
3.				3.
4.				4.
5.				5.
6.				6.
7.				7.
8.				8.
9.				9.
10.				10.
11.				11.
12.				12.
13.				13.
14.				14.
15.				15.
16.				16.
17.				17.
18.				18.
19.				19.
20.				20.